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EXHIBIT 99.2


                                  PRESS RELEASE

               HEALTHGRADES.COM, INC. ANNOUNCES REVISED FINANCING
                  Increases Proposed Financing to $18 Million

LAKEWOOD, CO - March 7, 2000 - HealthGrades.com, Inc. (Nasdaq - HGRD) today stated that its previously announced agreement relating to a proposed investment in its securities by Essex Woodlands Health Ventures Fund IV, L.P. ("Essex") and others has been superceded by a new agreement under which HealthGrades will raise $18 million. Under the terms of the new agreement, INVESCO Private Capital, Inc. will invest $8.43 million and will receive 4,215,000 shares of HealthGrades common stock and warrants to purchase 1,475,250 shares of common stock. Essex will invest $6 million and will receive 3,000,000 shares of common stock and warrants to purchase 1,050,000 shares of common stock. Punk, Ziegal & Company L.L.C. and an affiliate will invest a total of $370,000 and will receive 185,000 shares of common stock and warrants to purchase 64,750 shares of common stock. Finally, certain executive officers of HealthGrades will cancel $3.2 million in indebtedness owed to them by HealthGrades and will receive 1.6 million shares of common stock and warrants to purchase 560,000 shares of common stock. Each of the warrants issued to the investors will have a five year term and an exercise price of $4.00 per share. In addition, a warrant to purchase 150,000 shares of common stock will be issued to Triton Capital, Inc. for financial advisory services at an exercise price equal to 120% of the closing bid price of the common stock of HealthGrades on the closing date of the transaction. Consummation of the transaction is subject to certain closing conditions.

In connection with the proposed financing, Nasdaq has approved HealthGrades' request for an exemption to Nasdaq's shareholder approval requirement.

The securities to be issued in the transaction will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release contains forward-looking statements addressing the anticipated completion of the proposed financing and the nature of the investments by the investors mentioned above and some of HealthGrades' executive officers. Actual results may differ materially from those described in such forward looking statements due to several factors, including the failure of HealthGrades.com to satisfy the closing conditions or the occurrence of events that delay or prevent the closing of the transaction.